EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Edesa Biotech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share	Other	67,000	$4.22575	$283,125.25	0.00014760	$41.79
Total Offering Amounts					$283,125.25		$41.79
Total Fee Offsets							-
Net Fee Due							$41.79

(1)

Covers 67,000 common shares issuable under the Edesa Biotech, Inc. 2019 Equity Incentive Compensation (the “2019 Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of share splits, share dividends, antidilution provisions, and similar transactions.

(2)

Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act based on a per share price of $4.22575, the average of the high and low reported sales prices of the Registrant’s common shares on the Nasdaq Capital Market on May 29, 2024.